EXHIBIT 107.1

Calculation of Filing Fees Table

Form S-8

(Form Type)

Bank of Montreal

(Exact Name of Registrant as Specified in its Charter)

Table 1–Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	Deferred Compensation Obligations(1)	Other(2)	$70,000,000(2)	100%	$70,000,000(2)	$147.60 per $1,000,000	$10,332

Total Offering Amounts					$70,000,000		$10,332

Total Fee Offsets							—

Net Fee Due							$10,332

(1)

The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Bank of Montreal Omnibus Deferred Share Unit Plan, which is the successor to and a continuation of the Bank of Montreal Deferred Stock Unit Plan U.S. for Senior Officers (as so revised, amended and restated, the “Plan”). Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional $70,000,000 of Deferred Compensation Obligations under the Plan. The Registrant previously registered on Form S-8 $30,000,000 of Deferred Compensation Obligations under the Plan on October 7, 2013 (Registration No. 333-191591) and $29,330,000 of Deferred Compensation Obligations under the Plan on October 28, 2011 (Registration No. 333-177568).

(2)

The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plan, and is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.